                   Exhibit 99.3
FOR IMMEDIATE RELEASE
July 22, 2020

Origin Bancorp, Inc. Announces Declaration of Quarterly Cash Dividend
RUSTON, LOUISIANA (July 22, 2020) - Origin Bancorp, Inc. (Nasdaq: OBNK) ("Origin"), the holding company for Origin Bank, today announced that on July 22, 2020, its Board of Directors declared a quarterly cash dividend of $0.0925 per share of its common stock. The cash dividend will be paid on August 31, 2020, to stockholders of record as of the close of business on August 14, 2020.
About Origin Bancorp, Inc.
Origin is a financial holding company for Origin Bank, headquartered in Ruston, Louisiana, which provides a broad range of financial services to small and medium-sized businesses, municipalities, high net-worth individuals and retail clients from 43 banking centers, located from Dallas/Fort Worth, Texas across North Louisiana to Central Mississippi, as well as in Houston, Texas. For more information, visit www.origin.bank.
Forward-Looking Statements
When used in filings by Origin Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "will," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Factors that might cause such a difference include among other things: the expected payment date of its quarterly cash dividend; changes in economic conditions; the duration and impacts of the COVID-19 global pandemic and efforts to contain its transmission, including the effect of these factors on the Company's business, customers and economic conditions generally; legislative action taken by governmental authorities to address the impact of COVID-19 on the United States economy, including, without limitation, the Coronavirus Aid, Relief and Economic Security Act; other legislative changes generally; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; competition; changes in management’s business strategies and other factors set forth in the Company's filings with the SEC.
The Company does not undertake - and specifically declines any obligation - to update or revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact Information
Investor Relations
Chris Reigelman
318-497-3177
chris@origin.bank

Media Contact
Ryan Kilpatrick
318-232-7472
rkilpatrick@origin.bank